GUARANTY AGREEMENT
Name and Address of Lender:
SOUTHSIDE BANK (“Lender”)
P. O. Box 1079
Tyler, Texas 75710

Name and Address of Debtor:
LANTANA PLACE, L.L.C., a Texas limited liability company (“Debtor”)
212 Lavaca Street, Suite 300
Austin, Texas 78701

1.    Guaranty. The undersigned (“Guarantors”, whether one or more) jointly and severally agree to pay to the Lender at its address set out above, when due or declared due, the Guaranteed Indebtedness. The term “Guaranteed Indebtedness” means all debt or other liability of every kind for which Debtor now is, or hereafter shall be, obligated to Lender, arising under that certain Promissory Note of even date herewith in the principal face amount of $$26,310,482.00 (the “Loan”) or any of the other loan documents evidencing or securing the Loan, and all renewals, extensions, modifications, restatements and replacements thereof (collectively, the “Loan Documents”), plus all interest as provided for in the Loan Documents, plus all fees, expenses, attorney’s fees and other collection costs payable by Debtor under the Loan Documents. This guaranty is unlimited as to amount. This is an unconditional continuing guaranty of payment made pursuant to the terms of that certain Construction Loan Agreement dated April 28, 2017, by and between Lender and Debtor (the “Loan Agreement”). Unless otherwise specifically provided, terms that are defined in the Loan Agreement, as amended from time to time, shall have the same meaning when used in this agreement.

2.     Waivers of Guarantors. Guarantors waive (i) diligence in preserving liability of any person on Guaranteed Indebtedness, and in collecting or bringing suit to collect Guaranteed Indebtedness; (ii) all rights of Guarantors under Chapter 43 of the Texas Civil Practice and Remedies Code; (iii) protest; (iv) notice of extensions, renewals, or rearrangements of Guaranteed Indebtedness; and (v) notice of acceptance of this agreement, of creation of Guaranteed Indebtedness, of failure to pay Guaranteed Indebtedness as it matures, of any other default, of adverse change in Debtor’s financial condition, of release or substitution of collateral, and of subordination of Lender’s rights in any collateral, and every other notice of every kind. Guarantors’ obligations hereunder shall not be altered, nor shall Lender be liable to Guarantors because of, any action or inaction of Lender in regard to a matter waived or notice of which is waived by Guarantors in the preceding sentence. Guarantors waive all rights and defenses under Sections 51.003, 51.004 and 51.005 of the Texas Property Code, and all other defenses to enforcement of this Guaranty, except for the defense of payment in full of all Guaranteed Indebtedness.

3.     Collection Costs. Guarantors agree to pay reasonable attorney’s fees and other collection costs if this agreement is placed in the hands of an attorney for collection. Reasonable attorney’s fees shall be 10% of the amount due unless either party shall plead and prove otherwise.

4.     Change of Status. Should the status of Debtor change as a result of merger, consolidation, conversion or otherwise, this agreement shall continue and shall cover Guaranteed Indebtedness under the new status.

5.     Guaranty Continuing. This is a continuing guaranty, subject to termination as provided in Section 12.

6.     Remedies. Lender need not resort to Debtor or any other person or proceed against collateral before pursuing Lender’s rights against a Guarantor. Lender’s action or inaction with respect to any right of Lender under the law or any agreement shall not alter the obligation of Guarantors hereunder. Lender may pursue any remedy against Debtor, any Guarantor or any collateral, or under any other guaranty agreement without altering the obligations of Guarantors hereunder, and without liability to Guarantors even though Lender’s action or inaction may result in Guarantor’s loss of rights of subrogation or to proceed against others for reimbursement or contribution, or any other right. No payment by a Guarantor shall entitle him, by subrogation or otherwise, to any rights against Debtor prior to the payment in full of all Guaranteed Indebtedness.

7.     Unenforceability or Uncollectibility of Debt. Each of Guarantors shall remain liable for the Guaranteed Indebtedness even though the Guaranteed Indebtedness may be unenforceable against or uncollectible from the Debtor or any other person because of incapacity, lack of power or authority, discharge, or for any other reason.

8.     Notice of Institution of Suit. Lender need not notify Guarantors that Lender has sued Debtor; but if Lender gives written notice to Guarantors that it has sued Debtor, Guarantors shall be bound by any judgment or decree therein.

9.     Transferees of Debt. This agreement shall inure to the benefit of Lender’s successors and transferees; however, all Guaranteed Indebtedness due Lender shall be paid in full before the transferee of any Guaranteed Indebtedness shall receive any payment under this Guaranty.

10.     Suit Against Guarantors. Lender may sue any of Guarantors without impairing Lender’s rights against the other Guarantors, with or without making Debtor a party. Lender may settle with Debtor or any of Guarantors for such sums as it may elect, or may release Debtor or any of Guarantors without impairing Lender’s right to collect Guaranteed Indebtedness from any other Guarantors.

11.     Miscellaneous. This agreement shall bind Guarantors and their respective heirs, administrators, executors, personal representatives, successors and assigns. Each gender shall include all genders, and the singular shall include the plural and the plural the singular, as the context shall require. Guarantors shall furnish Lender from time to time financial statements and such other information as Lender may reasonably request. This agreement is made under and shall be governed by, and construed in accordance with, the law of Texas. The unenforceability or invalidity, as determined by a court of competent jurisdiction, of any provision of this agreement as to any of Guarantors shall not render unenforceable or invalid any other provision as to any other Guarantors. GUARANTORS HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY CLAIMS OR DISPUTES RELATING TO THIS AGREEMENT.

    12.    Termination. Provided, however, notwithstanding anything herein to the contrary, this agreement shall terminate and Guarantors shall have no further liability hereunder if (a) there exists no Event of Default and no event, condition or occurrence, that, with the giving of notice or passing of time, or both, would constitute an Event of Default, and (b) Debtor shall have achieved (and demonstrated to Lender, to Lender’s reasonable satisfaction): (i) Completion of the Improvements, and (ii) a Debt Service Coverage Ratio of at least 1.50 to 1.00 calculated as of the end of any calendar quarter that ends after Completion of the Improvements; provided that for purposes of this Section 12, the DSC Period shall be the trailing six (6) consecutive calendar month period ending on the last day of such calendar quarter, and the Debt Service Requirements shall be calculated based on payments of principal and interest based on a thirty (30) year amortization of the sum of the outstanding principal amount of the Promissory Note referenced above plus all further amounts eligible to be drawn by Borrower under such Promissory Note (even if interest only is payable during such DSC Period). In addition, unless sooner terminated in accordance with the terms set forth above, upon full and final payment of the Loan and all other indebtedness evidenced by the Loan Documents, and satisfaction of all of Debtor’s other obligations under the Loan Documents, and provided that Lender has no unfilled obligation to extend any credit to Debtor under the Loan Documents, then this guaranty will terminate and be of no further force or effect.

SIGNED AND DELIVERED as of the 28th day of April, 2017.

Guarantors:

STRATUS PROPERTIES INC., a Delaware corporation

By: /s/ Erin D. Pickens
Erin D. Pickens, Senior Vice President

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